Exhibit 99.2
William E. Snell, Jr., President and Chief Executive Officer
Annual Meeting of Shareholders Remarks
For Delivery on April 24, 2007
     GOOD MORNING! I’m delighted that so many of you could join us today. Before I begin my remarks, I would like to introduce our Board of Directors whose dedication, support, and guidance is very much appreciated. Please stand as I call your name.
     Chuck Sioberg, Chairman of the Board, Chuck Bender, Marty Brown, Warren Elliott, Don Fry, Skip Jennings, Stanley Kerlin, Huber McCleary, Jerry Miller, Steve Patterson, Kurt Suter, and Marty Walker. Both Messrs. Brown and Kerlin joined our Board in mid-2006 following our acquisition of Fulton Bancshares Corporation.
     Finally, I’d like to introduce some distinguished professionals in attendance today.
-	Clinton Kemp of Stevens & Lee, Attorneys-at-Law;

-	Steve Morehart of Beard Miller Company, LLP, our Certified Public Accountants;

-	Marylynn Darmstaetter representing Fulton Financial Advisors, our transfer agent for Franklin Financial stock; and

-	Jim Weaver of Griffin Capital Partners. You’ll hear more from Jim in the program when he presents his annual economic forecast and market update.
     Franklin Financial reported record earnings of $7,570,000 in 2006, representing a 23.9% increase over net income of $6,112,000 in 2005. Diluted earnings per share increased 16% from $1.81 in 2005 to $2.10 in 2006. The disparity between the 23.9% increase in net income and the 16% increase in EPS reflects the issuance of 492,611 additional shares in accordance with the plan of merger for the acquisition of Fulton Bancshares Corporation.
     As shareholders, you received a 4.2% increase in regular cash dividends per share from $.95 per share in 2005 to $.99 per share in 2006. Excluding the special cash dividends paid in 2002, regular cash dividends have grown at an average rate of 7.50% over the past five years.
     The market value of a share of Franklin Financial stock increased 8.1% from a closing price of $25.25 at year-end 2005 to $27.30 at December 31, 2006, bringing total return for the year to 12.04%.

     On July 1st, we completed the acquisition of Fulton Bancshares Corporation (“Fulton”) pursuant to the terms of a definitive agreement and plan of merger executed on January 23, 2006. Fulton Bancshares Corporation was the holding company for the $123,000,000 Fulton County National Bank and Trust Company, a national bank headquartered in McConnellsburg, Pennsylvania operating six community banking offices in Fulton, Franklin, and Huntingdon Counties. In connection with the merger, the Fulton County National Bank merged with and into Farmers and Merchants Trust Company of Chambersburg.
     This transaction was valued at $23,530,000, which represented a multiple of 1.55 times Fulton’s book value as of September 30, 2005 plus approximately $300,000 in transaction costs. Pursuant to the terms of the agreement, Franklin Financial issued 492,611 shares and paid $10,969,000 in cash to Fulton shareholders.
     The conversion of Fulton’s operating systems and customer accounts, which was completed on July 22nd, was well executed and relatively uneventful. I would like to take this opportunity to thank each of the members of our conversion team for their hard work and dedication in making this event a success.
     Management believes that F&M Trust has been well received in the communities previously served by Fulton and that this transaction has truly benefited Fulton’s customers in terms of added convenience, a broader array of products and services as well as more competitive loan and deposit rates. The communities served by our new offices in Fulton and Huntingdon Counties have also benefited from F&M Trust’s tradition of community involvement and corporate citizenship.
     In order to more effectively execute our marketing plans for Fulton and Huntingdon Counties, we have made some important additions to staff including Paul Johnston as Market Manager, Don Trego as Small Business Relationship Manager, and Jim Ifert as Personal Investment Counselor. In the months subsequent to the acquisition, we have experienced growth in deposits as well as commercial and consumer loan growth.
     Franklin Financial’s total assets at December 31, 2006 reached $799,300,000, a 28.6% increase over 2005. Total deposits and repurchase agreements increased 32.4% to $673,700,000 at year-end. Average core deposits (i.e. checking, savings, and interest bearing checking) increased by 5.1%, reflecting a changing deposit mix that has been a nationwide trend. Balances in low cost, non-maturity deposit accounts are declining as customers who parked money in these accounts when rates were low have been moving their funds to higher yielding money market accounts and CDs. Our Money Management Account, which is indexed to short-term interest rates, again recorded exceptional growth with a net increase of more than 1,400 accounts and a 60.1% increase in average balances. Overall, average deposits and repurchase agreements increased by 25% during 2006.
     Net loans grew by 33.2% or $129,896,000 to $521,684,000 at year-end. On an average basis, the portfolio increased 23.8% net of the allowance. Our initiatives to emphasize commercial loan growth resulted in approximately $155,000,000 of closed commercial loan transactions which increased the average outstanding balance in this portfolio by $58,460,000 or 28.3%. Average consumer loan outstandings increased by 27.9% or

$20,736,000 as a result of two effectively promoted home equity loan specials. Residential mortgage closings in 2006 declined 12% to $36,500,000 from $42,000,000 in 2005. Residential mortgage loan outstandings, excluding the impact of the Fulton Bancshares Corporation acquisition, continued to decline as we held fewer mortgage originations in our portfolio.
     Net interest income increased 19.0% on a tax equivalent basis to $22,509,000 from $18,922,000 in 2005 driven primarily by growth in average interest earning assets. Our net interest margin in 2006 remained constant at 3.45% on a tax equivalent basis in spite of the pressures created by an inverted yield curve.
     Our financial condition remains strong as evidenced by a Total Risk-Based Capital Ratio of 11.91% and a Leverage Capital Ratio of 7.60%. These key ratios remain above the levels that federal bank regulators require for an institution to be considered “well capitalized”.
     Franklin Financial’s safety and soundness indicators, as measured by the Allowance for Loan Losses as a percentage of both total loans and total nonperforming loans continue to reflect our conservative posture at 1.30% and 294.37% respectively. The provision for loan losses was $240,000 in 2006 versus $426,000 in 2005, representing the third consecutive year that we were able to reduce provision expense. Following two successive years in a “net recovery position”, loan chargeoffs in 2006 totaled $184,000 or .04%. The ratio of nonperforming assets/total assets increased from .13% at December 31, 2005 to .29% at year end 2006. This increase of $1,538,000 is directly attributable to our merger with Fulton Bancshares Corporation. The majority of these loans are well-collateralized, and we continue to receive regular payments and/or unscheduled principal reductions. The performance to date of the portfolio reinforces our initial determination, following an extensive due diligence, that many of Fulton County National Bank’s loan problems stemmed from improper loan structure as well as ineffective ongoing credit risk management rather than unsound lending practices.
     The market value of assets under management by our Investment and Trust Services Department increased by approximately 31% to $538,200,000 at December 31, 2006. This total includes a $41,000,000 short-term deposit into a custody account during December of which $20,000,000 was withdrawn in January, 2007. The balance in this account is anticipated to remain invested for an additional six to eighteen months. Assets under management as reported does not include approximately $75,000,000 in assets held at third party brokers. Fee income, including revenue generated through the Personal Investment Centers, increased by $437,000 or 15% during 2006. Account acquisition activity levels in Fulton County subsequent to the Fulton acquisition continue to exceed our expectations.
     Revenues and profitability at Bankers Settlement Services — Capital Region, LLC, a bank-owned title insurance agency based in Harrisburg and affiliated with Investors Title Insurance Company, declined in 2006, reflecting an overall decrease in residential mortgage originations at member banks during the year. An ongoing initiative to recruit new member banks in order to increase volume resulted in two additional banks commencing production in 2006. Mortgages originated by F&M Trust and insured by Bankers Settlement Services accounted for approximately 17% of the agency’s total net premium revenue in 2006. The lending officers of F&M Trust achieved an overall penetration rate of 55% on residential mortgages closed.
     Our investment in BankersRe Insurance Group, SPC (formerly Pennbanks Insurance Company, SPC), a captive reinsurance company owned by nine Pennsylvania community banks, continues to perform as projected. Our ownership enables Franklin Financial to participate in premium revenues on higher loan-to-value mortgage originations requiring private mortgage insurance (PMI). United Guaranty, as subsidiary of American International Group (AIG) serves as the private mortgage insurance underwriter. At year-end 2006, our portfolio of insured loans in force exceeded $21,000,000, and, in the fourth quarter, we received our second consecutive annual dividend in the amount of $21,600.
     We are also able to offer Debt Protection Coverage on non-revolving consumer loans through BankersRe. Debt protection is a program that extinguishes all or part of the debt in the event of death, disability, or involuntary unemployment for a maximum of ten years. American General underwrites the program risk and cedes a portion of that risk to BankersRe. As of year-end 2006, our portfolio of non-revolving consumer loans with “protected balances” exceeded $8,800,000 generating approximately $83,000 in fee income up from $41,000 in 2005.
     Mortgage closings at American Home Bank, N.A. and its affiliates (AHB) declined from $807,096,000 in 2005 to $698,387,500 in 2006, reflecting both the lower level of mortgage activity during the year as well as management’s decision to avoid offering “exotic” mortgage products, such as certain subprime, option ARM and non-documentation loans, which accounted for approximately 40% of the residential mortgage origination volume nationally during 2006. This reduction in volume coupled with an inverted yield curve reduced the net interest margin on AHB’s pipeline of mortgages held for sale and construction/permanent loans, resulted in a loss of $99,511 for 2006. Franklin Financial accounts for its investment in American Home Bank on the equity method of accounting, reporting approximately 21% of AHB’s earnings as non-interest income.
     A number of new products and services were introduced during 2006 including enhancements to F&M Trust’ Online Banking, which created a more user friendly site with several new features, a commercial equipment leasing program, and a Health Savings Account which is accessible by check or debit card and provides a competitive rate of return on invested funds. We also introduced Better Business Checking, a package account targeted at small businesses that includes a free checking account, free Online Banking and Bill Pay, a no annual fee Franklin Busine$$ Card (MasterCard Debit) and Courtesy Coverage for Business, an overdraft privilege service. We are delighted with the response to this package among small business owners.
     During 2007, we plan to introduce a revised lineup of retail checking accounts with new features and benefits as well as to broaden our residential mortgage product offerings. We will also introduce check images online. Another important initiative will be an increased focus on small businesses in order to grow commercial loan outstandings as well as to cross-sell our deposit, cash management, leasing as well as investment and trust services. To support this initiative, we have created a new Small Business Relationship Manager position. In addition to Don Trego who serves Fulton and Huntingdon Counties, we have added Denise Urban to service our Southern Franklin County Market, John Olyarnik in the Cumberland County Market, and Dave Campbell in the Chambersburg Market.
     During the early fourth quarter of 2006, our twenty-third community office opened at Greencastle Marketplace. We have assembled an experienced staff from the local market and are very pleased with the performance of this office to date, including the acquisition of several significant new commercial and trust relationships. The office, which features both a distinctive interior and exterior design, will serve as a model for future offices. An additional investment to expand and strengthen our community office network is planned for 2007. Our twenty-fourth community office at Carlisle Crossing, between York and Trindle Roads in Cumberland County, opened on April 9th. Our grand opening week, which culminated in an appearance by NASCAR personality, Bill Elliott, who , as anticipated, drew quite a crowd. This shopping center, which opened in 2006, includes several “draws” including Target, Kohl’s, Pier One, PetSmart, Starbucks, Old Navy, and Red Robin. The construction of a new office to replace our current facility at Marion will begin in a few days. We also anticipate the opening of our twenty-fifth office on to be located at the corner of Norland Avenue and Parkwood Drive in Chambersburg during the fourth quarter.
     Franklin Financial’s first quarter earnings, which were released yesterday, are very encouraging. Your company earned $2,064,000 in the first quarter of 2007 as compared to $1,489,000 in the first quarter of last year, an increase of 38.6%. Diluted earnings per share were $.54 in the first quarter of 2007 versus $.44 per share last year. The primary contributors to our first quarter performance were:
•	a $1,298,000, or 28.4% increase in Net Interest Income, resulting from growth in both our commercial and consumer loan portfolios and

•	a $672,000, or 36.8% increase in Non-interest income of which the principal components were
-	a $198,000, or 24.9% increase in Investment and Trust Services fee income

-	a $173,000, or 22.4% increase in Loan, Deposit, and Other Fees and Service Charges
     Based upon our performance expectations for the full year and again the long-term earnings power of your company, the Board of Franklin Financial declared on April 12th, a $.26 per share regular quarterly dividend for the Second Quarter of 2007.
     Total regular cash dividends paid during the first two quarters of 2007 will be $.51 per share compared to $.49 per share paid during the same period of 2006, representing a 4.1% increase. The regular cash dividend will be paid on May 25th to shareholders of record at the close of business on May 4th.
     As we begin our 102nd year as an independent community bank, we believe that Franklin Financial continues to be well positioned for solid performance.

     Before concluding my remarks, I would like to express my appreciation to our Directors, management, and staff for their efforts during the past year. The delivery of financial services remains a people business ... built one relationship at a time. I would also like to thank you, our shareholders, for your continuing interest and support.
     Are there any questions from the floor?